CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Wellington Global Multi-Strategy Fund of our report dated December 23, 2025, relating to the consolidated financial statements and consolidated financial highlights which appears in Wellington Global Multi-Strategy Fund’s Certified Shareholder Report on Form N-CSR for the period ended October 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

February 27, 2026

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Suite 500, Boston, MA 02210

T: (617) 530 5000, www.pwc.com/us